Exhibit 99.1
Prospectus Supplement

Interests in

FAIRPORT SAVINGS BANK 401(k) SAVINGS PLAN

Offering of Participation Interests in up to 281,276 Shares of

FSB COMMUNITY BANKSHARES, INC.
Common Stock

In connection with the adoption of a stock issuance plan, FSB Community Bankshares, Inc. is allowing participants in the Fairport Savings Bank 401(k) Savings Plan (the “Plan”) to invest all or a portion of their accounts in common stock of FSB Community Bankshares, Inc. (the “Common Stock”).

FSB Community Bankshares, Inc. has registered a number of participation interests through the Plan in order to enable the trustee of the Plan to purchase up to 281,276 shares of Common Stock, based upon the value of the Plan assets at _________, 2007, and assuming a purchase price of $10.00 per share. This prospectus supplement relates to the initial election of Plan participants to direct the trustee of the Plan to invest all or a portion of their Plan accounts in Common Stock at the time of the stock offering.

FSB Community Bankshares, Inc.’s prospectus, dated __________, 2007, is attached to this prospectus supplement. It contains detailed information regarding the offering of Common Stock and the financial condition, results of operations and business of Fairport Savings Bank. This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus to which it is attached and keep both for future reference.

For a discussion of investment risks that you should consider, see “Risk Factors” beginning on page 20 of the prospectus.

The interests in the Plan and the offering of the Common Stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement and in the prospectus are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by FSB Community Bankshares, Inc., in the stock offering, of Common Stock. No one may use this prospectus supplement to reoffer or resell interests in shares of Common Stock acquired through the Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. FSB Community Bankshares, Inc., Fairport Savings Bank and the Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of Common Stock shall under any circumstances imply that there has been no change in the affairs of Fairport Savings Bank or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is __________, 2007.

THE OFFERING

Securities Offered
The securities offered in this offering are shares of FSB Community Bankshares, Inc. Common Stock (“Common Stock”) which may be purchased by participants in the Fairport Savings Bank 401(k) Savings Plan (“Plan”).

Given the purchase price of $10 per share in the stock offering, the Plan may acquire up to 281,276 shares of Common Stock in the stock offering. Only employees of Fairport Savings Bank may become participants in the Plan and only participants may purchase Common Stock under the Plan. Your investment in Common Stock is subject to the purchase priorities contained in the FSB Community Bankshares, Inc. Stock Issuance Plan (the “Stock Issuance Plan”).

Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of FSB Community Bankshares, Inc. is contained in the attached prospectus. The address of the principal executive office of FSB Community Bankshares, Inc. and Fairport Savings Bank is 45 South Main Street, Fairport, NY 14450.

Purchase Priorities	In connection with the stock offering, you may elect to transfer all or part of your account balances in the Plan to purchase Common Stock. The manner in which you make this election and transfer is discussed below under “Election to Purchase Common Stock in the Stock Offering.” All Plan participants are eligible to direct a transfer of funds to purchase Common Stock. However, such directions are subject to the purchase priorities in the Stock Issuance Plan. The purchase priorities in the subscription offering are as follows:

(1) Eligible Account Holders, who are depositors with a deposit account(s) totaling $50.00 or more as of the close of business on December 31, 2005. This group has “Category One” purchase priority.

(2) Tax-Qualified Employee Benefit Plans of Fairport Savings Bank, including the 401(k) Plan and a new employee stock ownership plan (“ESOP”). This group has “Category Two” purchase priority. Category Two purchasers are permitted to purchase in the stock offering up to 4.9% of FSB Community Bankshares, Inc.’s outstanding shares of common stock upon completion of the stock offering. However, it is expected that the employee stock ownership plan will purchase 3.92% of the outstanding shares of common stock upon completion of the stock offering (including shares issued to FSB Community Bankshares, MHC), which leaves up to approximately 1% of the outstanding shares of common stock upon completion of the stock offering available for purchase by the 401(k) Plan. The 401(k) Plan will purchase as many shares of Common Stock as the Plan receives directions to purchase from participants, subject to this overall limit. Plan participants may purchase shares of Common Stock in the stock offering by timely directing the investment of their 401(k) Plan account into Common Stock using the “Special Investment Election Form” that accompanies this Prospectus Supplement. See the instructions on the Special Investment Election Form for more information.

(3) Supplemental Eligible Account Holders, who are depositors with deposit account(s) totaling $50.00 or more as of the close of business on March 31, 2007. This group has “Category Three” purchase priority.

(4) Other Members, who are (i) depositors whose deposit account(s) totaled $50 or more on April 30, 2007, and (ii) borrowers of the Bank as of January 14, 2005 who maintain such borrowings as of the close of business on April 30, 2007). This group has “Category Four” purchase priority.

If you meet the requirements of subscription offering Categories One, Three or Four, you have rights to purchase stock in the offering separate from any rights that you have to purchase stock in the offering as a participant in the 401(k) Plan under Category Two. In other words, you may have rights to purchase under both Category Two and under Category One, Category Three and/or Category Four. Note that you may use your Category One, Category Three and/or Category Four priority to place an order to purchase stock in the offering, but the money to fund your purchase could come from your 401(k) Plan account. If you elect to purchase in that manner, the Common Stock that you purchase in the offering will be held inside the 401(k) Plan. Your purchase rights under Categories One, Three and Four are in addition to (and separate from) your right to purchase under Category Two.

If you are ineligible to purchase through Categories One, Three or Four, you still may purchase Common Stock in the offering by using your 401(k) Plan account to purchase Common Stock under Category Two. If you choose not to direct the investment of your 401(k) Plan account balances towards the purchase of Common Stock, your account balances will remain in the investment funds of the Plan as previously directed by you.

If you are eligible to subscribe for stock in the subscription offering through Categories One, Three or Four, you will receive a separate mailing, including a Stock Order Form. In addition to, or instead of, subscribing for Common Stockas a Plan participant, you may subscribe for stock outside of the Plan by completing the Stock Order Form and submitting it to the Stock Information Center by the deadline on the Stock Order Form.

Allocation of Common Stock
The trustee of the 401(k) Plan will subscribe for Common Stock in the stock offering in accordance with your directions. No later than the end of the offering period, June 14, 2007, the amount that you have designated on the Special Investment Election Form for the purchase of Common Stock will be removed from the various Plan investment accounts and transferred to a stable value fund, pending the consummation of the stock offering.

If the offering is oversubscribed (i.e., there are more orders for Common Stock than shares available for sale in the offering), you may not receive all of your order. In that case, if you have so elected on the Special Investment Election Form, the amount that cannot be invested in Common Stock in the offering will be used to purchase Common Stock on the open market immediately after the offering. Otherwise, any amount that remains will be held in cash in the stable value fund until you reallocate it to other Plan investments. As noted above, Category Two is permitted to purchase up to 4.9% of FSB Community Bankshares, Inc.’s outstanding shares of common stock upon completion of the stock offering (i.e., 102,900 shares at the midpoint of the offering range, or up to 136,085 shares at the supermaximum of the offering range), but 3.92% out of that 4.9% limit (i.e., 82,320 shares at the midpoint of the offering range, or up to 108,868 shares at the supermaximum of the offering range) is expected to be purchased by the new Employee Stock Ownership Plan (ESOP). That leaves up to approximately 1% of the Category Two limit (i.e., no more than 20,580 shares at the midpoint of the offering range, or up to 27,217 shares at the supermaximum of the offering range) available for purchase by 401(k) Plan participant accounts in Category Two. As noted above, stock purchased through the 401(k) Plan using priority purchase Categories One, Three or Four count against the limits of those categories (as described in the Stock Issuance Plan) and do not count against the Category Two limit.

In the event Plan participants purchasing through Category Two subscribe for more shares than the total number of shares available for purchase by the Plan under Category Two, the Plan trustee will allocate the total number of available shares among the Plan participants who subscribed to purchase Common Stock using an allocation formula. The formula may allocate a uniform number of shares to each participant who submits a purchase order, with any remaining shares allocated based on a ratio, where the numerator is the dollar value of the unfilled subscribing participant’s Plan account balance as of April 30, 2007 and the denominator is the dollar value of all unfilled subscribing participants’ Plan account balances as of April 30, 2007. That fraction would be multiplied by the total number of shares that remain available under Category Two if a uniform number of shares has been allocated to all participants who placed a stock purchase order under Category Two. The number of shares received by each participant would be the lesser of the calculated amount or the unfilled participant’s remaining unfilled subscription Category Two order.

If a participant subscribes to purchase Common Stock in the offering partly through his or her Category One status and partly through his or her Category Two status, any share subscribed for through his or her Category One status shall be subject to the allocation rules applicable to oversubscription of Category One and any shares subscribed for through his or her Category Two status shall be subject to the Category Two allocation rules described above.

To the extent a participant subscribes to purchase Common Stock in the stock offering entirely through Category One, but he or she is funding such Category One purchase through his or her 401(k) Plan account, the oversubscription of Category Two will have no effect on the individual because he or she is not purchasing Common Stock through Category Two. Any shares subscribed for through his or her Category One status shall be subject to the allocation rules applicable to oversubscription of Category One.

Value of Plan Assets	As of April 30, 2007, the market value of the assets of the Plan eligible to purchase Common Stock in the offering is approximately $2,750,000.

Election to Purchase Common Stock in the Stock Offering
In connection with the stock offering, the Plan will permit you to direct the trustee to transfer all or part of the funds which represent your current beneficial interest in the assets of the Plan to Common Stock. The amount that you wish to invest in Common Stock will be transferred from the various Plan investment alternatives to a stable value fund pursuant to your direction on the Special Investment Election Form. The trustee of the Plan will subscribe for FSB Community Bankshares, Inc. Common Stock offered for sale in connection with the stock offering, in accordance with each participant’s direction. The prospectus describes maximum purchase limits for investors in the stock offering. See the prospectus section entitled “The Stock Offering,” which describes the maximum purchase limit pertaining to the aggregate of orders placed by an investor in the offering through and outside of the Plan. The trustee will pay $10.00 per stock unit, which will be the same price paid by all other persons who purchase shares in the subscription and community offerings.

How to Order Stock in the Offering Using 401(k) Plan Funds
Enclosed is a Special Investment Election Form on which you can elect to transfer all or a portion of your account balance in the Plan to a stable value fund for the purchase of Common Stock in connection with the stock offering. If you wish to use all or part of your account balance in the Plan to purchase Common Stock issued in the stock offering, you should indicate that decision on the Special Investment Election Form. In order to direct the Trustee to purchase Common Stockin the offering, you may complete your Special Investment Election Form, indicating the dollar amount that you wish to have transferred from the various Plan investment funds into a stable value fund. Please note that you need not invest all the amounts that you have invested in the Plan in the Common Stock. You will file the Special Investment Election Form with Leslie Zornow, at Fairport Savings Bank. You must file the Special Investment Election Form to be received no later than 5:00 p.m., Eastern Time (ET), on Thursday, June 7, 2007. If you do not wish to make an election, you should check Box 6 in Section D on the reverse side of the Special Investment Election Form and return the form to Leslie Zornow as indicated above.

Election Form Delivery
To purchase shares using Plan funds, you may return your Special Investment Election Form to Leslie Zornow by hand delivery, mail or by faxing it to (585) 223-8365, so long as it is received by the time specified. This return date is earlier than the deadline for purchases made outside of the Plan. In order to purchase shares outside the Plan, you must complete and return a Stock Order Form along with payment by check or by authorizing withdrawal from your Fairport Savings Bank deposit account(s) to the Stock Information Center no later than 5:00 p.m., Eastern Time, on Thursday, June 14, 2007.

Irrevocability of Transfer Direction
You may not change your election to transfer amounts to the stable value fund in connection with the stock offering. Your election is irrevocable. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of Common Stock among all of the other investment funds on a daily basis.

Voting Rights of Common Stock
The Plan provides that, after the offering, you may direct the trustee how to vote any shares of FSB Community Bankshares, Inc. Common Stock held by the 401(k) Plan.  If the trustee does not receive your voting instructions, then the trustee will vote your shares in the same proportion as those shares for which the trustee received proper directions. All voting instructions will be kept confidential.

Questions?
If you have questions about placing an order using the Special Investment Election Form, contact Leslie Zornow, at (585) 223-9080, ext. 217. If you have questions about the stock offering, contact the Stock Information Center at (866) 818-9961.

DESCRIPTION OF THE PLAN

Introduction

Fairport Savings Bank adopted the Fairport Savings Bank 401(k) Plan effective August 1, 1973 (the “Plan”). The Plan is a tax-qualified plan, with a cash or deferred arrangement, established in accordance with the requirements under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

Fairport Savings Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. Fairport Savings Bank will adopt any amendments to the Plan that may be necessary to ensure the continuing qualified status of the Plan under the Code and applicable Treasury Regulations.

Employee Retirement Income Security Act (“ERISA”). The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA which, by their terms, do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Copies of the Plan are available to all employees by filing a request with the Plan Administrator at Fairport Savings Bank, 45 South Main Street, Fairport, NY 14450. You are urged to read carefully the full text of the Plan.

Eligibility and Participation

Employees who are at least 21 years old and have completed at least six months of employment with Fairport Savings Bank are eligible to enter the Plan on the earliest date coincident with or next following the date on which the employee meets the age and employment requirements. Leased employees and independent contractors (or employees of independent contractors) are not eligible to participate in the Plan. The Plan year is the calendar year (the “Plan Year”).

As of April 30, 2007, there were approximately 35 employees and former employees eligible to participate in the Plan.

Contributions under the Plan

401(k) Plan Contributions. You are permitted to defer on a pre-tax basis either a flat dollar amount or between 1% and 100% of your compensation (expressed in terms of whole percentages) for each payroll period, subject to certain restrictions imposed by the Code, and to have that amount contributed to the Plan on your behalf. For purposes of the Plan, “compensation” means wages, salaries and fees for professional services and other amounts received for personal services rendered in the course of employment to the extent such amounts are included in gross income, but excludes employer contributions to deferred compensation plans, distributions from deferred compensation plans, amounts realized upon the exercise of a non-statutory stock option or the vesting of restricted stock, or other amounts that receive special tax benefits. In 2007, the annual compensation of each participant taken into account under the Plan is limited to $225,000. Limits established by the Internal Revenue Service (“IRS”) are subject to increase pursuant to an annual cost-of-living adjustment, as permitted by the Code. You may elect to modify the amount contributed to the Plan on a monthly basis by filing a new elective deferral agreement with the Plan administrator.

Roth Elective Deferral Contributions. You are permitted under the 401(k) Plan to make “Roth elective deferral contributions” which are contributions that are made on an after-tax basis rather than a before-tax basis. Roth contributions will be accounted for separately under the 401(k) Plan from your before-tax salary reduction contributions, and are generally included in your taxable income in the year of contribution.

Employer Safe Harbor Contributions. The Plan is intended to be a “safe harbor” 401(k) Plan with respect to automatically satisfying certain IRS rules relating to nondiscrimination in the amount of contributions for highly compensated employees compared to nonhighly compensated employees. Accordingly, Fairport Savings Bank will make a qualified non-elective contribution to the Plan in an amount equal to 3% of the Participant’s Compensation.

Employer Discretionary Profit Sharing Contributions. Fairport Savings Bank may make a discretionary employer contribution to the 401(k) Plan each year. For 2006, Fairport Savings Bank made a contribution to the 401(k) Plan equal to 7% of each Participant’s compensation.

Limitations on Contributions

Limitations on Employee Salary Deferrals. For the Plan Year beginning January 1, 2007, the amount of your before-tax contributions may not exceed $15,500 per calendar year. This amount may be adjusted periodically by law, based on changes in the cost of living. In addition, if you are age 50 or older in 2007, you will be able to make a “catch-up” contribution of up to $5,000, in addition to the $15,500 limit. The “catch-up” contribution limit may be adjusted periodically by law, based on changes in the cost of living. Contributions in excess of these limits, as applicable to you, are known as excess deferrals. If you defer amounts in excess of these limitations, as applicable to you, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Code limit the amount of elective deferrals and employer non-matching contributions that may be made to the Plan in any year on behalf of highly compensated employees, in relation to the amount of elective deferrals and employer non-matching contributions made by or on behalf of all other employees eligible to participate in the Plan. A highly compensated employee includes any employee who (1) was a 5% owner of FSB Community Bankshares, Inc. at any time during the current or preceding year, or (2) had compensation for the preceding year of more than $100,000. The dollar amounts in the foregoing sentence may be adjusted annually to reflect increases in the cost of living. If these limitations are exceeded, the level of deferrals by highly compensated employees may have to be adjusted.

Benefits Under the Plan

Vesting. At all times, you have a fully vested, nonforfeitable interest in the elective deferrals you have made under the Plan and to the 3% employer “safe harbor” contribution. Discretionary employer contributions credited to your account are subject to a 5-year graded vesting schedule pursuant to which such amounts vest in 20% increments after each completed year of service, beginning upon the completion of the first year of service, until a participant becomes 100% vested upon completion of 5 years of service. In addition, you will also become 100% vested in the employer contributions and earnings credited to your account upon your death, disability, early retirement (i.e., age 55 with 5 years of service) or normal retirement upon attainment of age 65.

Withdrawals and Distributions from the Plan

In-service withdrawals from your Plan account are not permitted under the Plan until you attain age 59½. Hardship withdrawals and loans are permitted under the Plan in special circumstances.

Withdrawal upon Termination of Employment. You may make withdrawals from your accounts at any time after you terminate employment.  If your vested account balance as of the date of your termination is less than $1,000, distribution will be made in a lump sum. If your accounts are equal to or more than $1,000 but do not exceed $5,000, and you have not made any payment election, the Plan administrator will pay the distribution in a direct rollover to an individual retirement plan with an affiliate of Principal Life Insurance Company designated by the Plan administrator.

Distribution Due to Disability, Death or Retirement. If your termination of employment is due to normal, early or late retirement, death or disability, and your accounts exceed $5,000, distribution generally will be made upon your attainment of age 65 (or, if earlier, upon your early retirement date at age 55 with 5 years of service, or your disability), unless you elect to defer distribution to your late retirement date. Unless you elect an alternative form of distribution described below, your account generally will be distributed to you and your spouse in the form of a qualified joint and survivor annuity (QJSA), or if you are unmarried at the time distributions commence under the 401(k) Plan, distributions will be made to you in the form of a single life annuity with installment refund. In the event of your death before distributions commence, and you have been married during the one-year period ending on the date of your death, your account will be distributed to your surviving spouse in the form of a qualified pre-retirement survivor annuity (QPSA). With your spouse’s consent, you may elect to waive the QPSA or name somebody other than your spouse as beneficiary. Similarly, your spouse may waive the QPSA requirement and elect to have the benefits distributed under any of the optional forms of benefit described below. If you are not married at the time of your death or your spouse is not entitled to a QPSA, your account will be distributed in a single sum payment.

Alternatively, you may elect under the 401(k) Plan to receive your distribution in any of the following forms: (i) a straight life annuity; (ii) a single life annuity with a period certain of 5, 10 or 15 years; (iii) a single life annuity with installment refund; (iv) a survivorship life annuity with installment refund and survivor percentages of 50%, 66-2/3%, or 100%; (v) a fixed period annuity for any number of whole months not less than 60, and which does exceed your life expectancy based on IRS tables, and where the life expectancy is not recalculated; (vi) a full flexibility option (e.g., an optional form of benefit under which you receive a distribution each calendar year in an amount that you select of at least $1,000, and which is also subject to certain limitations under the tax laws; and (vii) a single sum payment. In the event of your death, you may also elect a distribution to your beneficiary as a single sum payment or in any of the foregoing optional forms of distribution, provided, however, that the full flexibility option is not available if your beneficiary is not your surviving spouse.

Investment of Contributions and Account Balances

All amounts credited to your accounts under the Plan are either held in a group annuity contract, or in the Plan trust (the “Trust”) which is administered by the trustee appointed by Fairport Savings Bank’s Board of Directors.

Prior to the effective date of the offering, you were provided the opportunity to direct the investment of your account into one or more of the following options:

•	Large-Cap Value Separate Account-Stnd (AllianceBernstein LLP)
•	Large-Cap Stock Index Separate Account-Stnd (Principal Global Investors)
•	Large-Cap Blend Separate Account-Stnd (T. Rowe Price Associates, Inc.)
•	Large-Cap Growth II Separate Account-Stnd (American Century Inv. Mgmt.)
•	Large-Cap Growth I Separate Account-Stnd (T. Rowe Price Associates, Inc.)
•	Mid-Cap Value Separate Account-Stnd (Neuberger Berman/Jacobs Levy)
•	Mid-Cap Stock Index Separate Account-Stnd (Principal Global Investors)
•	Mid-Cap Growth Separate Account-Stnd (Turner Investment Partners)
•	Small-Cap Value Separate Account-Stnd (Ark Asset Mgmt/LA Capital Mgmt)
•	Small-Cap Value II Separate Account-Stnd (Dimensional/Vaughan Nelson)
•	Small-Cap Stock Index Separate Account-Stnd (Principal Global Investors)
•	Small-Cap Growth II Separate Account-Stnd (UBS/Emerald/Essex)

•	Diversified International Separate Account-Stnd (Principal Global Investors)
•	Real Estate Securities Separate Account-Stnd (Principal Global Investors)
•	Russell LifePoints® Cons Strategy Sep Acct-Standard (Russell Investment Group)
•	Russell LifePoints® Moderate Strategy Sep Acct-Standard (Russell Investment Group)
•	Russell LifePoints® Balanced Strategy Sep Acct-Standard (Russell Investment Group)
•	Russell LifePoints® Growth Strategy Sep Acct-Standard (Russell Investment Group)
•	Russell LifePoints® Equity Growth Strat Sep Acct-Stnd (Russell Investment Group)
•	Stable Value Fund (Morley Financial Services, Inc.)
•	Bond and Mortgage Separate Account-Stnd (Principal Global Investors)

In connection with the offering, the Plan now provides that in addition to the funds specified above, you may direct the trustee, to invest all or a portion of your account in the FSB Community Bankshares, Inc. Stock Fund. You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. If you fail to provide an effective investment direction in connection with the stock offering, your contributions will be invested in the various investment alternatives that you designated until such time as you change your investment directions. You may apply different investment instructions to amounts already accumulated as opposed to future contributions. You may change your investment directions at any time by telephone or electronic medium.

Performance History

The following table provides performance data with respect to the investment funds available under the Plan through February 28, 2007:

PERFORMANCE
AS OF FEBRUARY 28, 2007

Stock Accounts	3 MONTH	1 YEAR	3 YEAR	5 YEAR	10 YEAR	SINCE INCEPTION
Large-Cap Value Separate Account-Stnd (AllianceBernstein LP)	1.63%	15.62%	10.94%	9.40%	N/A	8.63%
Large-Cap Stock Index Separate Account-Stnd (Principal Global Investors)	0.84%	11.64%	8.76%	6.46%	7.24%	N/A
Large-Cap Blend Separate Account-Stnd (T. Rowe Price Associates, Inc.)	0.87%	12.47%	8.99%	6.67%	N/A	4.12%
Large-Cap Growth II Separate Account-Stnd (American Century Inv. Mgmt.)	-0.03%	5.78%	6.14%	3.64%	N/A	-0.94%
Large-Cap Growth I Separate Account-Stnd (T. Rowe Price Associates, Inc.)	1.61%	5.15%	6.96%	3.50%	N/A	-0.69%
Mid-Cap Value Separate Account-Stnd (Neuberger Berman/Jacobs Levy)	3.42%	13.29%	14.52%`	13.77%	N/A	10.99%
Mid-Cap Stock Index Separate Account-Stnd (Principal Global Investors)	3.80%	9.41%	12.64%	11.50%	N/A	11.17%
Mid-Cap Growth Separate Account-Stnd (Turner Investment Partners)	2.11%	1.47%	9.40%	9.09%	N/A	3.83%
Small-Cap Value Separate Account-Stnd (Ark Asset Mgmt/LA Capital Mgmt)	2.02%	8.81%	11.39%	11.29%	N/A	13.66%
Small-Cap Value II Separate Account-Stnd (Dimensional/Vaughan Nelson)	3.25%	13.35%	N/A	N/A	N/A	16.78%
Small-Cap Stock Index Separate Account-Stnd (Principal Global Investors)	1.40%	8.34%	13.37%	12.62%	N/A	12.03%
Small-Cap Growth II Separate Account-Stnd (UBS/Emerald/Essex)	2.20%	3.13%	9.27%	10.21%	N/A	2.39%
Diversified International Separate Account-Stnd (Principal Global Investors)	3.96%	20.12%	23.04%	18.09%	8.63%	N/A
Real Estate Securities Separate Account-Stnd (Principal Global Investors)	4.17%	31.22%	27.60%	N/A	N/A	30.72%
Russell LifePoints® Cons Strategy Sep Acct-Standard (Russell Investment Group)	1.02%	6.17%	4.12%	4.53%	N/A	4.66%
Russell LifePoints® Moderate Strategy Sep Acct-Standard (Russell Investment Group)	1.39%	8.17%	6.50%	6.50%	N/A	5.19%
Russell LifePoints® Balanced Strategy Sep Acct-Stnd (Russell Investment Group)	1.71%	10.26%	9.23%	8.73%	N/A	5.85%
Russell LifePoints® Growth Strategy Sep Acct-Standard (Russell Investment Group)	1.95%	11.76%	11.07%	9.73%	N/A	5.60%
Russell LifePoints® Equity Growth Strat Sep Acct-Stnd (Russell Investment Group)	2.18%	13.44%	12.97%	10.68%	N/A	5.54%
Stable Value Fund (Morley Financial Services, Inc.)	1.01%	3.91%	3.58%	3.80%	N/A	4.73%
Bond and Mortgage Separate Account-Stnd (Principal Global Investors)	0.99%	5.75%	3.88%	5.31%	6.47%	N/A

The following is a description of each of the Plan’s investment options (excerpted from each option’s own description):

Large-Cap Value Separate Account-Stnd (AllianceBernstein LP). The investment seeks long-term growth of capital. The fund normally invests at least 80% of assets in companies with large market capitalizations (with market capitalizations similar to companies in the Russell 1000 Value index (as of December 31, 2006, this range was between approximately $1.3 billion and $446.9 billion)) at the time or purchase. It may invest up to 25% of its assets in securities of foreign companies.

Large-Cap Stock Index Separate Account-Stnd (Principal Global Investors). The investment option normally invests the majority of assets in common stocks of companies that compose the S&P 500 Index. Management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P 500 Index. Over the long-term, management seeks a very close correlation between the performance of the Separate Account before expenses and that of the S&P 500 Index.

Large-Cap Blend Separate Account-Stnd (T. Rowe Price Associates, Inc.). The investment seeks long-term growth of capital. The fund normally invests at least 80% of assets in common stocks of companies with large market capitalizations with market capitalizations within the range of companies in the S&P 500 index (as of December 31, 2006 this range was between approximately $1.4 billion and $446.9 billion)) at the time of purchase.

Large-Cap Growth II Separate Account-Stnd (American Century Inv. Mgmt.). The investment seeks long-term growth of capital. The fund normally invests at least 80% of assets in equity securities of companies with large market capitalizations (with market capitalizations similar to companies in the Russell 1000 Growth index (as of December 31, 2006, the range was between approximately $1.2 billion and $446.9 billion)) at the time of purchase. It also may invest up to 25% of total assets in foreign companies.

Large-Cap Growth I Separate Account-Stnd (T. Rowe Price Associates, Inc.). The investment seeks long-term grown of capital. The fund normally invests at least 80% of assets in equity securities of companies with market capitalizations within the range of companies in the Russell 1000 Growth index (as of December 31, 2006, this range was between approximately $1.2 billion and $446.9 billion)) at the time of purchase. It invests less than 25% of total assets in foreign companies. The fund may also purchase futures and options.

Mid-Cap Value Separate Account-Stnd (Neuberger Berman/Jacobs Levy). The investment seeks long-term growth of capital. The fund normally invests at least 80% of assets in common stocks of companies with a medium market capitalization (whose market capitalizations similar to companies in the Russell Midcap Value index (as of December 31, 2006, this range was between approximately $1.3 billion and $19.3 billion) at the time of purchase. It may invest up to 25% of assets in securities of foreign companies.

Mid-Cap Stock Index Separate Account-Stnd (Principal Global Investors). The investment option normally invests the majority of assets in common stocks of companies that compose the S&P MidCap 400 Index. Management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P Index. Over the long-term, management seeks a very close correlation between the performance of the Separate Account before expenses and that of the S&P 400 Index.

Mid-Cap Growth Separate Account-Stnd (Turner Investment Partners). The investment seeks long-term growth of capital. The fund invests primarily in common stocks and other equity securities of U.S. companies with strong earnings-growth potential. It normally invests at least 80% of assets in companies with market capitalizations similar to those of companies in the Russell MidCap Growth index. It may invest in securities of companies that are diversified across economic sectors. The fund may invest up to 25% of assets in foreign securities.

Small-Cap Value Separate Account-Stnd (Ark Asset Mgmt/LA Capital Mgmt). The investment seeks long-term capital growth. The fund invests primarily in common stocks of small-capitalization companies. It normally invests at least 80% of assets in companies with market capitalizations similar to companies in the Russell 2000 Value index or $2 billion, whichever is greater, at the time of purchase. The fund may invest up to 25% of assets in foreign securities.

Small-Cap Value II Separate Account-Stnd (Dimensional/Vaughan Nelson). The investment seeks long-term growth of capital. The fund primarily invests at least 80% of net assets in equity securities of such small companies; those with market capitalizations similar to companies in the Russell 2000 Value index. The fund also invests up to 25% of assets in foreign securities. In selecting investments, Vaughan Nelson generally employ the value driven investment philosophy.

Small-Cap Stock Index Separate Account-Stnd (Principal Global Investors). The investment seeks long-term growth of capital and normally invests the majority of assets in common stocks of companies that compose the S&P SmallCap 600 Index. Management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P 600 Index. Over the long-term, management seeks a very close correlation between the performance of the Separate Account before expenses and that of the S&P 600 Index.

Small-Cap Growth II Separate Account-Stnd (UBS/Emerald/Essex). The investment seeks long-term growth of capital. The fund normally invests at least 80% of assets in common stocks of companies with small market capitalizations (whose market capitalizations are equal to or smaller than the greater of $2.5 billion or the highest market capitalization of the companies in the Russell 2000 Growth index (as of December 31, 2006, this range was between approximately $39 million and $3.1 billion)) at the time of purchase. It may invest up to 25% of assets in securities of foreign companies.

Diversified International Separate Account-Stnd (Principal Global Investors). The investment option normally invests the majority of assets in companies in at least three different countries. It invests in securities of companies with their principal place of business or principal office outside of the United States; companies for which the principal securities trade on a foreign exchange; and companies, regardless of where their securities are traded, that derive 50% or more of their total revenue from goods or services produced or sold outside of the United States. The Separate Account may invest securities of companies with small to medium market capitalizations.

Real Estate Securities Separate Account-Stnd (Principal Global Investors). The investment seeks to generate a total return. The fund normally invests at least 80% of net assets in equity securities of companies principally engaged in the real estate industry. A real estate company has at least 50% of assets, income or profits derived from products or services related to the real estate industry. Real estate companies include real estate investment trusts and companies with substantial real estate holdings such as paper, lumber, hotel and entertainment companies.

Russell LifePoints® Cons Strategy Sep Acct-Standard (Russell Investment Group). The investment seeks high levels of current income and low long-term capital appreciation. The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company funds. The management may modify the asset allocation and the selection of underlying funds from time to time. While the investment is nondiversified, it invests in diversified underlying holdings.

Russell LifePoints® Moderate Strategy Sep Acct-Standard (Russell Investment Group). The investment seeks high current income and moderate long-term capital appreciation. The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company funds. The management may modify the asset allocation and the selection of underlying funds from time to time. While the investment is nondiversified, it invests in diversified underlying holdings.

Russell LifePoints® Balanced Strategy Sep Acct-Standard (Russell Investment Group). The investment seeks to provide above average capital appreciation and a moderate level of current income. The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company funds. The management may modify the asset allocation and the selection of underlying funds from time to time. While the investment is nondiversified, it invests in diversified underlying holdings.

Russell LifePoints® Growth Strategy Sep Acct-Standard (Russell Investment Group). The investment seeks high long term capital appreciation and low current income. The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company funds. The management may modify the asset allocation and the selection of underlying funds from time to time. While the investment is nondiversified, it invests in diversified underlying holdings.

Russell LifePoints® Equity Growth Strat Sep Acct-Stnd (Russell Investment Group). The investment seeks high long term capital appreciation. The fund is a fund of funds, and diversifies assets by investing in class S shares of several other Frank Russell Investment Company funds. It normally invests at least 80% of assets in shares of equity underlying funds. The management may modify the asset allocation and the selection of underlying funds from time to time. While the investment is nondiversified, it invests in diversified underlying holdings.

Stable Value Fund (Morley Financial Services, Inc.). The Principal Stable Value Fund seeks current income by investing primarily in insurance contracts issued by insurance companies, and investments from other financial institutions which offer stability of principal. It holds multiple duration securities with an average quality rating of AAA.

Bond and Mortgage Separate Account-Stnd (Principal Global Investors). The investment option invests primarily in intermediate-term, fixed-income investments such a public and private corporate bonds, commercial and residential mortgages, asset-backed securities and US government and agency-backed securities. Value is added primarily through sector allocation and security selection. The Separate Account may enter into reverse repurchase agreements to attempt to enhance portfolio return and income.

Investment in Common Stock of FSB Community Bankshares, Inc.

In connection with the stock offering, the Plan will make a one-time offer of the Common Stock as an additional choice to these investments options. In connection with the offering, you may direct the trustee to invest up to 100% of your Plan account in Common Stock as a one-time special election.

As of the date of this prospectus supplement, none of the shares of Common Stock have been issued or are outstanding and there is no established market for the Common Stock. Accordingly, there is no record of the historical performance of the Common Stock. Performance of the Common Stock depends on a number of factors, including the financial condition and profitability of FSB Community Bankshares, Inc. and Fairport Savings Bank and market conditions for the Common Stock generally.

Investments in the Common Stock involve special risks that are common to investments in the common stock.

For a discussion of material risks you should consider, see “Risk Factors” beginning on page 20 of the attached prospectus.

Notice of Investment Diversification Rights

The following notice is provided to you pursuant to applicable law.

Notice of Your Rights Concerning Employer Securities. This notice informs you of an important change in federal law that provides specific rights concerning investments in Common Stock. Because you may now invest in Common Stock under the Plan, you should take the time to read this notice carefully.

Your Rights Concerning Employer Securities. The Plan must allow you to elect to move any portion of your account that is invested in Common Stock from that investment into other investment alternatives under the Plan. This right extends to all of the Common Stock held under the Plan. You may contact the person identified below for specific information regarding this legal right, including how to make this election. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification. All of the investment options under the Plan are available to you if you decide to diversify out of Common Stock.

The Importance of Diversifying Your Retirement Savings. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or another particular security, to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.

In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerances for risk. Therefore, you should carefully consider the rights described in this notice and how these rights affect the amount of money that you invest in Common Stock through the Plan.

It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the Plan to help ensure that your retirement savings will meet your retirement goals.

For More Information. If you have any questions about your rights under this new law, including how to make this election, contact Kevin Maroney, Fairport Savings Bank, Telephone: (585) 377-8970, extension 334. For more information on investing and diversification of retirement plan assets, please go to the Employee Benefits Security Administration website, which is located at http://www.dol.gov/ebsa/investing.html.

Administration of the Plan

The Trustee and Custodian. Plan assets other than the Common Stock are held in a group annuity contract, so those assets are not required to be held in a trust. Common Stock will not be held as part of the group annuity contract and the Plan has retained Principal Financial Group to serve as trustee for the Common Stock.

Plan Administrator. Pursuant to the terms of the Plan, the Plan is administered by the Plan Administrator, Fairport Savings Bank. The address of the Plan Administrator is Fairport Savings Bank, Attn: Kevin Maroney, 45 South Main Street, Fairport, NY 14450; telephone: (585) 377-8970, extension 334. The Plan Administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to participants, beneficiaries and others under ERISA Sections 104 and 105.

Reports to Plan Participants. The Plan Administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any).

Amendment and Termination

It is the intention of Fairport Savings Bank to continue the Plan indefinitely. Nevertheless, Fairport Savings Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts. Fairport Savings Bank reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Fairport Savings Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan, or the transfer of the trust assets to another plan, the Plan requires that you would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer that is equal to the benefit that you would have been entitled to receive immediately before the merger, consolidation or transfer.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.

As a “tax-qualified retirement plan,” the Code affords the Plan special tax treatment, including:

(1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

(2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Fairport Savings Bank will administer the Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Distributions of Roth Elective Deferral Contributions. A distribution from your Roth contribution account in the 401(k) Plan generally is not taxable to you provided that such distribution is made after the Roth elective contributions have been in the 401(k) Plan for at least 5 years, and the distribution is made after you reach age 59-1/2, or following your death or disability.

Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 ½, and consists of the balance credited to the participant under the Plan. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution you have made to this Plan.

FSB Community Bankshares, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to the Common Stock; that is, the excess of the value of the Common Stock at the time of the distribution over its cost of the securities to the trust. The tax basis of the Common Stock, for purposes of computing gain or loss on its subsequent sale, equals the value of the Common Stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of the Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of the Common Stock. Any gain on a subsequent sale or other taxable disposition of the Common Stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by the IRS.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

Other Distributions. If you elect an annuity form of distribution under the 401(k) Plan, you will be taxed on the distribution in the year in which you receive the distribution. Assuming that you have not made any after-tax contributions to the 401(k) Plan, each payment is ordinary income in the year received. To the extent that you have made after-tax contributions to the 401(k) Plan, you may be able to exclude a portion of each payment from current income.

Additional Employee Retirement Income Security Act (“ERISA”) Considerations

As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan’s assets by participants and beneficiaries. The Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as Fairport Savings Bank, the Plan Administrator, or the Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

Because you will be entitled to invest all or a portion of your account balance in the Plan in Common Stock, the regulations under ERISA section 404(c) require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the Common Stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as FSB Community Bankshares, Inc. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of FSB Community Bankshares, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported on a Form 4 within 2 business days after the change occurs. Insiders must file a Form 5 to report any transactions that should have been reported earlier on a Form 4 or were eligible for deferred reporting. If a Form 5 must be filed, it is due 45 days after the end of FSB Community Bankshares, Inc.’s fiscal year. Discretionary transactions in and beneficial ownership of the Common Stock in the Plan by officers, directors and persons beneficially owning more than 10% of the Common Stock of FSB Community Bankshares, Inc. generally must be reported to the Securities and Exchange Commission by such individuals.

In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by FSB Community Bankshares, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of Common Stock resulting from non-exempt purchases and sales of Common Stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons. Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of Common Stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of Common Stock for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

Audited financial information regarding the net assets available for benefits for the year ended December 31, 2006 is available upon written request to the Plan Administrator at the address shown above.

LEGAL OPINION

The validity of the issuance of the Common Stock has been passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm acted as special counsel to Fairport Savings Bank in connection with FSB Community Bankshares, Inc.’s stock offering.

Fairport Savings Bank 401(k) Plan
Stock Offering Memorandum

To:	Participants in the 401(k) Plan
From:	Leslie Zornow
Date:	May __, 2007
Re:	Fairport Savings Bank 401(k) Plan

Enclosed is a Prospectus, Stock Information Form and your 401(k) Plan Prospectus Supplement including the Investment Election Form and a return envelope. Please review the Prospectus and Prospectus Supplement carefully as they contain important information regarding the stock offering to participants of Fairport Savings Bank 401(k) Plan.

If you choose to invest in FSB Community Bankshares, Inc. common stock in the offering using funds from your 401(k) Plan account, you must:

A.	Complete the Investment Election Form (2 pages).

B.	Complete the 401(k) Stock Information Form (shaded areas).

☐	Purchaser Information. Provide all account information for any account you may have had on the date specified, whether or not they are currently open.
☐	SS#
☐	Name under stock registration
☐	Telephone numbers and county of residence
☐	Check box 9 if it applies to you.
☐	Check box 10 if it applies to you and list any associates (as defined) also entering orders.

C.
401(k) DEADLINE: Return the Investment Election Form and the special 401k Stock Information Form to Leslie Zornow by x:00 p.m. on June __, 2007. You will not be able to purchase stock in the offering with your 401(k) Plan funds if you do not return the above forms by this date.

If you do not choose to invest in FSB Community Bankshares, Inc. common stock in the offering using funds from your 401(k) Plan account, check the box below and return this memo to Leslie Zornow.

☐	I do not choose to invest in FSB Community Bankshares, Inc. common stock in the offering using funds from my 401(k) Plan account.

Print Name	Signature	Date

If you have any questions feel free to call me at (xxx) xxx-xxxx.

To:	Participants in the Fairport Savings Bank 401(k) Savings Plan (the “401(k) Plan”)

From:	Fairport Savings Bank

Date:	May ____, 2007

Re:	Purchasing FSB Community Bankshares, Inc. Stock through the 401(k) Plan in the IPO

The following questions and answers are intended to help explain how 401(k) Plan participants can purchase FSB Community Bankshares, Inc. common stock (“Common Stock”) in the initial public offering through the 401(k) Plan. You should read the Prospectus and Prospectus Supplement, as well as the Special Investment Election Form, Stock Offering Memorandum, and 401(k) Stock Information Form that have been distributed to you (collectively, these are called the “401(k) Forms”), which provide more complete information about purchasing Common Stock through the 401(k) Plan and about the stock offering. If you have general questions about the stock offering or about placing an order for stock outside of the 401(k) Plan, you may call the Stock Information Center at 866-818-9961. If you have questions about the procedures for completing and turning in the Special Investment Election Form in order to purchase stock inside the 401(k) Plan, contact Leslie Zornow at (585) 223-9080, ext. 217.

Q1:    How can I buy stock in the offering?

Outside the 401(k) Plan

You may subscribe for Common Stock in the offering outside of the 401(k) Plan at a purchase price of $10 per share. Depositors of Fairport Savings Bank whose deposit account(s) totaled $50 or more as of the close of business on December 31, 2005 or March 31, 2007, (and borrowers as of January 14, 2005 who maintain such borrowings as of April 30, 2007 are eligible to subscribe in the Stock Offering and have been mailed a package with a Prospectus and a Stock Order Form. If you are not eligible to subscribe in the Subscription Offering, but you qualify for the Community Offering (as described in the Prospectus) you may request a Stock Order Form from the Stock Information Center in order to participate in the Community Offering.

Within the 401(k) Plan

As a participant in the 401(k) Plan, you may subscribe for Common Stock in the 401(k) Plan by making an election to transfer all or a portion of your existing account balance to the a stable value fund in the 401(k) Plan which will be used to purchase Common Stock. You generally will not be able to purchase Common Stock in the 401(k) Plan after the offering.

Q2:    How much stock may I order in the offering?

The purchase limit for an individual qualifying account in the offering is 15,000 shares. However, there is an additional purchase limit for an individual, together with associates, such that the aggregate purchase for an individual and his or her associates is 20,000 shares. An associate includes any person who is related by blood or marriage to you and either lives in your household or is a director or senior officer of Fairport Savings Bank or FSB Community Bankshares, Inc. These limits apply to your order through the 401(k) Plan plus your order, if any, outside the 401(k) Plan.

Q3:    How many shares may I purchase through the 401(k) Plan?

Subject to the maximum purchase limits described above, you may use your entire account balance to purchase shares in the stock offering. Federal law limits the aggregate number of shares available for purchase through the 401(k) Plan as part of the offering to 2% of the stock offering. Please note that if you order an ownership interest in 15,000 shares (i.e., the individual purchase limit described above) through the 401(k) Plan, you may also order shares outside the 401(k) Plan, assuming you have other eligible qualifying account(s), subject to the maximum purchase limits described above.

Q4:    Will I receive all of my order?

If the offering is oversubscribed (i.e., more orders to purchase shares through the 401(k) Plan are received than the total number of shares that are available for purchase through the 401(k) Plan) you may not receive all of your order. See the Prospectus Supplement section entitled “Allocation of Units” which describes how shares will be allocated in the event of oversubscription of the 401(k) Plan aggregate limit. If you elect on the Special Investment Election Form, then Common Stock may be purchased after the offering, but only up to the amount of your original purchase order.

Q5:    If I want to buy FSB Community Bankshares, Inc. Common Stock in the 401(k) Plan, what do I do?

Read the Prospectus and attached Prospectus Supplement. Regardless of whether you decide to place an order or not, please fill out and return the 401(k) Forms to Leslie Zornow at Fairport Savings Bank no later than 5:00 p.m., Eastern Time on Thursday, June 7, 2007, so that we have affirmative answers from all 401(k) Plan participants about their wishes with respect to purchasing or not purchasing Common Stock.

If you don’t want to purchase Common Stock, just fill out the portion of the Stock Offering Memorandum that says you do not wish to purchase Common Stock, sign and date and return to Leslie Zornow.

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If you want to place an order, complete all of the information on the 401(k) Forms. Indicate the specific dollar amount that you want to have transferred out of each particular mutual fund investment to the stable value fund in order to purchase Common Stock. You must make sure you have sufficient funds in your investment accounts within the 401(k) Plan to cover the amount that you want invested in Common Stock. If you order more Common Stock than you have funds available, the maximum available amount (rounded down to the nearest $10) will be transferred to Common Stock.

Please see the 401(k) Forms for more details, or contact Leslie Zornow, at (585) 223-9080, ext. 217 if you have any questions.

Q6:    How do I purchase shares both through the 401(k) Plan and outside the 401(k) Plan?

In order to purchase shares through the 401(k) Plan, you must complete and return the 401(k) Forms to Leslie Zornow at Fairport Savings Bank no later than 5:00 p.m., EST on Thursday, June 7, 2007. In order to purchase shares outside the 401(k) Plan (in your name or through an IRA) you must complete and return a Stock Order Form along with payment by check or by authorizing a withdrawal from your Fairport Savings Bank deposit account(s) to the Stock Information Center no later than 5:00 p.m., Eastern Time, on Thursday, June 14, 2007.

Q7:    Is there a tax-qualified way for me to buy stock in FSB Community Bankshares, Inc. outside the 401(k) Plan?

If you have an individual retirement account or individual retirement annuity (IRA), you may be able to purchase shares of Common Stock in the offering with your interest in your IRA. If your IRA is in Fairport Savings Bank, you will first be required to transfer your IRA to a self-directed account (such as a brokerage account) maintained by an independent trustee in order to purchase shares. IRA purchases cannot be made through the 401(k) Plan. Call the Stock Information Center promptly for assistance with IRA purchases!

Q8:    Why must I complete and return my 401(k) Forms by Thursday, June 7, 2007, but the Prospectus says that I can return my Stock Order Form to the Stock Information Center by Thursday, June 14?

The 401(k) Plan needs to have enough time to determine how many shares to purchase for the Plan and, therefore, you are required to return your 401(k) Forms by 5:00 p.m. Thursday, June 7, 2007. The 401(k) Plan will then submit an Order Form to the Stock Information Center on behalf of the 401(k) Plan no later than 5:00 p.m., EST, on Thursday, June 14, 2007. If you do not return your Special Election Form by 5:00 pm on June 7, you will not be able to purchase Common Stock through your 401(k) Plan account in the initial public stock offering. However, after the stock offering, you generally may invest your 401(k) Plan account in Common Stock at any time (but note federal law restricts certain “insiders” from trading in Common Stock during “black out” periods; please see Kevin Maroney if you have questions about the black out period trading restrictions).

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Q9:    Should I keep a copy of my 401(k) Forms?

It is always a good idea to keep a record of your 401(k) Forms.

Q10:        Can I use interoffice mail to get my 401(k) Forms to Leslie Zornow by 5:00 p.m. on June 7, 2007?

You can either use interoffice mail, facsimile, regular mail or return your 401(k) Forms in person. Remember, if you use interoffice mail, facsimile, or regular mail, your 401(k) Forms must be delivered to Leslie Zornow no later than 5:00 p.m., EST, on Thursday, June 7, 2007. If you put your 401(k) Forms in the interoffice mail on June 7, 2007, you cannot be guaranteed that it will be received prior to the deadline.

Q11:        May I change my mind after I submit a Special Investment Election Form to transfer assets to the stable value fund?

No. Once you submit a Special Investment Election Form to transfer assets from the various mutual funds in the 401(k) Plan to the stable value fund, your election is irrevocable. Once the offering is concluded, you will be entitled to transfer assets in and out of the stock when the stock begins to trade in the open market.

Q12:        When will my account be credited with Common Stock?

Your investment in Common Stock will be credited after your 401(k) Forms have been processed, subject to completion of the offering. However, you will not have access to the amounts in your account credited to the stable value fund until after the consummation of the offering, which is expected to occur around June 30, 2007.

Q13:        Will I receive a stock certificate for my 401(k) order?

No. Your request to purchase shares through the 401(k) Plan will be deemed to be a request to purchase an ownership interest in Common Stock in the 401(k) Plan. You will only be entitled to a distribution of your interest in the 401(k) Plan in accordance with the provisions of the 401(k) Plan.

Q14:        Can I contribute shares that I purchase in my individual name (i.e., outside the 401(k) Plan) to an IRA at some time in the future?

No. Shares that you purchase in your individual name cannot be contributed to an IRA.

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FAIRPORT SAVINGS BANK 401(k) STOCK INFORMATION FORM Internal Use Only	FSB Community Bankshares, Inc. 401(k) INFORMATION FORM
Fairport Savings Bank Stock Information Center 866-818-9961	Expiration Date for 401(k) Election Form: Thursday, June 07, 2007 5:00 p.m., Eastern time
(1) Number of Shares	Subscription Price X 10.00 =	(2) Total Payment Due	Minimum number of shares: 25 shares ($250.) Maximum number of shares: 15,000 shares ($150,000) Maximum number of shares for associates or group: 20,000 shares ($200,000)
Bank Use Only	$	Bank Use Only

(3) Employee/Officer/Director ☒	(4) Payment Received	$	Bank Use Only	.
(5) Purchaser Information
Subscription Offering - Check here and list account(s) below if you had:
☐ a. A deposit account(s) totaling $50 or more on the close of business December 31, 2005 (“Eligible Account Holder”).
☐ b. A deposit account(s) totaling $50 or more on the close of business March 31, 2007 but you are not an Eligible Account Holder (Supplemental Eligible Account Holder).
☐  c. A deposit account(s) ) totaling $50 or more on the close of business April 30, 2007 or a loan outstanding as of January 14, 2005 that continued to be outstanding as of April 30, 2007 but you are not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Member”).

Community Offering - Check here if you are: ☐ d. A community member (Indicate county of residence in #9 below).

PLEASE NOTE: FAILURE TO LIST ALL YOUR ACCOUNTS MAY RESULT IN THE LOSS OF PART OR ALL OF YOUR SUBSCRIPTION RIGHTS.
Bank Use	Account Number(s)	Account Title (Name(s) on Account)

(6) Form of Stock Ownership & SS# or Tax ID#:	SS#/Tax ID# of Trustee	To be filled in prior to print
401(k) Qualified Plan ☒
SS#/Tax ID# 0f Participant
(7) Stock Registration & Address:
FAIRPORT SAVINGS BANK 401(k) PLAN FBO
Print Name
45 SOUTH MAIN ST
FAIRPORT	State:	NY	Zip Code:	14450
(8) Telephone Daytime/Evening	( ) --	( ) --	County of Residence
(9)  ☐  NASD Affiliation - Check here if you are a member of the National Association of Securities Dealers, Inc. (“NASD”), a person affiliated, or associated, with a NASD member, a member of the immediate family of any such person to whose support such person contributes, directly or indirectly, or the holder of an account in which a NASD member or person associated with a NASD member has a beneficial interest. You agree, if you have checked the NASD Affiliation box, to report this subscription in writing to the applicable NASD member within one day of payment therefore.

(10) ☐ Associates/Acting in Concert - Check here and complete below if you or any associates or persons acting in concert with you have submitted other orders for shares outside of the 401(k) plan.

  Associate - The term “associate” of a particular person means:

(1) a corporation or organization other than FSB Community Bankshares, MHC, FSB Community Bankshares, Inc., or Fairport Savings Bank or a majority-owned subsidiary of FSB Community Bankshares, MHC, FSB Community Bankshares, Inc., or Fairport Savings Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

(2) a  trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

(3) any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of FSB Community Bankshares, MHC, FSB Community Bankshares, Inc., or Fairport Savings Bank or any of their subsidiaries.

(4) any person acting in concert with the persons or entities specified above.

  Acting in concert - The term “acting in concert” means:

(1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party.

We may presume that certain persons are acting in concert based upon various facts, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies.

Name(s) listed on other stock order forms	Number of shares ordered	Bank Use Only

SPECIAL INVESTMENT ELECTION FORM

PLAN NAME: FAIRPORT SAVINGS BANK 401(k) SAVINGS PLAN (the “401(k) Plan”)

THIS IS A SPECIAL, ONE-TIME INVESTMENT ELECTION FORM TO BE USED IN CONNECTION WITH FSB COMMUNITY BANKSHARES, INC. STOCK OFFERING.

IF YOU WISH TO PLACE A STOCK ORDER THROUGH THE 401(k) PLAN, PLEASE RETURN THIS FORM TO LESLIE ZORNOW, AT FAIRPORT SAVINGS BANK, TO BE RECEIVED NO LATER THAN 5:00 P.M., EASTERN TIME, ON THURSDAY, JUNE 7, 2007.

SECTION A: NAME / SOCIAL SECURITY #

__________________________________________________________________	- -
PLEASE PRINT: Last Name First Name Middle	Social Security #

SECTION B: SPECIAL ONE-TIME INVESTMENT ELECTION

Participants with existing 401(k) plan account balances may invest all or a portion of their account in FSB Community Bankshares, Inc. common stock in connection with the initial public offering. The purchase price of the common stock in the offering is $10 per share. Participants may transfer amounts from any current investment funds to a stable value fund in the 401(k) Plan which will then be invested in common stock. To the extent there are insufficient funds in any source that you designate to be transferred to the stable value fund, the maximum available amount (rounded down to the nearest whole $10 value) will be transferred to the stable value fund.

Indicate the dollar amount to be transferred from your current plan investments to the stable value fund, which will then be invested in Common Stock.

Source of Funds to Be Transferred	Amount to Be Transferred
Large-Cap Value Separate Account-Stnd (AllianceBernstein LP)	$
Large-Cap Stock Index Separate Account-Stnd (Principal Global Investors)	$
Large-Cap Blend Separate Account-Stnd (T. Rowe Price Associates, Inc.)	$
Large-Cap Growth II Separate Account-Stnd (American Century Inv. Mgmt.)	$
Large-Cap Growth I Separate Account-Stnd (T. Rowe Price Associates, Inc.)	$
Mid-Cap Value Separate Account-Stnd (Neuberger Berman/Jacobs Levy)	$
Mid-Cap Stock Index Separate Account-Stnd (Principal Global Investors)	$
Mid-Cap Growth Separate Account-Stnd (Turner Investment Partners)	$
Small-Cap Value Separate Account-Stnd (Ark Asset Mgmt/LA Capital Mgmt)	$
Small-Cap Value II Separate Account-Stnd (Dimensional/Vaughan Nelson)	$
Small-Cap Stock Index Separate Account-Stnd (Principal Global Investors)	$
Small-Cap Growth II Separate Account-Stnd (UBS/Emerald/Essex)	$
Diversified International Separate Account-Stnd (Principal Global Investors)	$
Real Estate Securities Separate Account-Stnd (Principal Global Investors)	$
Russell LifePoints® Cons Strategy Sep Acct-Standard (Russell Investment Group)	$
Russell LifePoints® Moderate Strategy Sep Acct-Standard (Russell Investment Group)	$
Russell LifePoints® Balanced Strategy Sep Acct-Standard (Russell Investment Group).	$
Russell LifePoints® Growth Strategy Sep Acct-Standard (Russell Investment Group)	$
Russell LifePoints® Equity Growth Strat Sep Acct-Stnd (Russell Investment Group)	$
Stable Value Fund (Morley Financial Services, Inc.)	$
Bond and Mortgage Separate Account-Stnd (Principal Global Investors)	$
Total Amount to Be Transferred	$

SECTION C: IMPORTANT CONSIDERATIONS

Please note that your election to invest all or a portion of your account in the common stock will be IRREVOCABLE. As you know, you are permitted to change your investment election among the various investment funds in the 401(k) Plan on a daily basis. However, you will not be permitted to change your investment election with respect to that portion of your account that you indicated above will be invested in common stock in the stock offering. After this form has been submitted and processed, the amount transferred in accordance with Section B above will be placed in the stable value fund. You will not have access to the amounts from your account placed in the stable value fund until after the conclusion of the offering. Following the conclusion of the offering, you will be permitted to change your investment elections, including diversifying out of the investment in common stock. If some or all of the amount that you direct to be invested in the stable value fund cannot be used to purchase stock in the offering because the offering is oversubscribed, I elect that the unused funds be applied as follows (check one):

☐	To the purchase of shares of FSB Community Bankshares, Inc. in the open market at the then-market price.

OR

☐	To be reallocated among the other funds in the Plan that I will choose at the next election date.

SECTION D: PARTICIPANT AUTHORIZATION

I certify that I received a copy of the Prospectus of FSB Community Bankshares, Inc. which provides detailed information with respect to the offering of FSB Community Bankshares, Inc. stock and the attached Prospectus Supplement relating to the election to direct investments under the 401(k) Plan to common stock. I understand that the value of the investments may fluctuate over time and that risks are associated with investing in the investment options I have selected. Furthermore, I authorize the Plan Administrator to execute my directions as set forth above. I understand these directions are irrevocable.

Participant Signature ____________________________________________________  Date ________________________

IMPORTANT: PLEASE KEEP A COPY OF YOUR COMPLETED FORM FOR YOUR RECORDS